Exhibit 22

Letter of Undertaking

Date: 26 August 2015

Golden Meditech Holdings Limited (‘GM’)

48/F, Bank of China Tower

1 Garden Road

Central

Hong Kong

Dear Sirs,

Re: grant of option to acquire the Notes

Background

I, the undersigned, am the sole director and the sole registered and beneficial shareholder of Magnum Opus 2 International Holdings Limited (‘MO2’), a company incorporated in the British Virgin Islands with its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. I am (i) also a director of GM, a company incorporated in the Cayman Islands and whose shares are listed on The Stock Exchange of Hong Kong Limited and (ii) deemed to be interested in the shares of GM held by Bio Garden Inc.

Excellent China Healthcare Investment Limited (‘KKR SPV’) is the sole legal and beneficial owner of the 7% senior unsecured convertible notes with an aggregate principal amount of US$65,000,000 (United States Dollars Sixty-Five Million) (‘Notes’) issued by China Cord Blood Corporation, an exempted company with limited liability, incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (‘CCBC’).

The Notes are convertible into the ordinary shares of CCBC of par value US$0.0001 per share (‘Underlying CCBC Shares’).

KKR SPV Share Agreement

On the date of this letter, MO2 has entered into a share purchase agreement (‘KKR SPV Share Agreement’) with Brilliant China Healthcare Investment Limited (formerly known as KKR China Healthcare Investment Limited) (‘KKR SPV Vendor’), whereby, among other things, the KKR SPV Vendor has agreed to sell, and MO2 has agreed to purchase one share (‘KKR SPV Share’) representing the entire issued share capital of KKR SPV, subject to the conditions of the KKR SPV Share Agreement.

Under the KKR SPV Share Agreement, MO2 shall:

(a)                                 pay the purchase price for the KKR SPV Share in two tranches, the first tranche in the amount of US$80,000,000 to be paid on the date of the KKR SPV Share Agreement and the second tranche in an amount to be calculated in accordance with the KKR SPV Share Agreement (‘Second Payment’) to be paid on or before 28 October 2015; and

(b)                                 enter into a share charge (‘Share Charge’) with the KKR SPV Vendor on the date of the KKR SPV Share Agreement whereby, among other things, the KKR SPV Share would be charged to the KKR SPV Vendor to secure MO2’s performance of its obligations under the KKR SPV Share Agreement, the Share Charge and (if any) other security documents created (or to be created) in accordance with the KKR SPV Share Agreement.

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In addition to the purchase price referred to in (a) above (‘KKR SPV Share Acquisition Price’), MO2 shall (if applicable) pay an additional purchase price in accordance with section 4 of the KKR SPV Share Agreement (‘KKR Additional Payment’).

Undertakings

I hereby unconditionally and irrevocably undertake to GM that:

(a)                                 subject to (i) completion of the sale of the KKR SPV Share contemplated by the KKR SPV Share Agreement having occurred; (ii) the Second Payment having been paid; and (iii) the security created under the Share Charge and (if any) other security documents created (or to be created) in accordance with the KKR SPV Share Agreement having been fully discharged or released ((i), (ii) and (iii) shall hereinafter collectively referred to as ‘Granting Conditions’), I shall procure KKR SPV to enter into an option deed in relation to KKR SPV granting GM (or its nominee(s)) a call option at nil consideration to acquire the Notes and (where applicable) the Underlying CCBC Shares at a consideration equivalent to the aggregate of (x) the KKR SPV Share Acquisition Price and (y) the KKR Additional Payment (if any) in substantially the form attached to this letter on (A) the first business day immediately after satisfaction of the Granting Conditions or (B) a later date which GM considers appropriate at its sole discretion provided that such date must fall within 3 months after satisfaction of the Granting Conditions; and

(b)           I shall use my best endeavors to procure that:

(i)                                     MO2 shall duly perform its obligations under the KKR SPV Share Agreement, the Share Charge and (if any) other security documents created in accordance with the KKR SPV Share Agreement; and

(ii)           the Granting Conditions shall be satisfied as soon as possible.

In this letter, a reference to document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time.

This letter of undertaking shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China (‘Hong Kong’) and I hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this letter of undertaking.

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Signed, sealed and delivered as a deed by		)
KAM Yuen		)	/s/ KAM Yuen

/s/ LEONG Kim Chuan
Signature of witness

Name of witness:	LEONG Kim Chuan

Option Deed

EXCELLENT CHINA HEALTHCARE INVESTMENT LIMITED (Grantor)
GOLDEN MEDITECH HOLDINGS LIMITED (Grantee)

THIS OPTION DEED is made on [date] 2015.

BY:

EXCELLENT CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (‘Grantor’)

IN FAVOUR OF:

GOLDEN MEDITECH HOLDINGS LIMITED, an exempted company with limited liability incorporated in the Cayman Islands and having its principal place of business in Hong Kong at 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (‘Grantee’).

WHEREAS:

A.                                 Magnum Opus 2 International Holdings Limited (‘MO2’) is the sole legal and beneficial owner of one share (‘KKR SPV Share’), representing the entire issued share capital of the Grantor.

B.                                 MO2 acquired the KKR SPV Share pursuant to the KKR SPV Share Agreement at the total consideration comprising (i) the KKR SPV Share Acquisition Price and (ii) the KKR Additional Payment (if any) .

C.                                 The Grantor is the sole legal and beneficial owner of the 7% senior unsecured convertible notes with an aggregate principal amount of US$65,000,000 (United States Dollars Sixty-Five Million) (‘Notes’) issued by China Cord Blood Corporation, an exempted company with limited liability, incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (‘CCBC’).

D.                                 The Notes are convertible into the ordinary shares of CCBC of par value US$0.0001 per share (‘Underlying CCBC Shares’).

E.                                  Subject to the terms and conditions set out in this Deed, the Grantor has agreed to grant to the Grantee the Call Option (as defined below) in respect of the Notes and the Underlying CCBC Shares.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.                                   Defined terms & interpretations

1.1                            In this Deed:

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, the Cayman Islands or New York City are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

Call Notice has the meaning ascribed to it in clause 2.3 of this Deed.

Call Option has the meaning ascribed to it in clause 2.1 of this Deed.

Completion means completion of the sale and purchase of the Option Exercise Notes and/or the Option Exercise Shares in accordance with clause 2.4 of this Deed, and Complete shall be construed accordingly.

Encumbrance means any mortgage, pledge, lien, license, security interest, conditional and instalment sale agreement, encumbrance, charge or other claim of a third party or a restriction of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitation on voting rights, or any option, right of first refusal or right of first offer.

Exercise Price means the total amount payable by the Grantee and/or its nominee(s) for the exercise of the Call Option, which, where exercised in full, shall be equivalent to the aggregate of (i) the KKR SPV Share Acquisition Price and (ii) if applicable, the KKR Additional Payment (and prorated for partial exercise of the Call Option).

KKR Additional Payment means the additional purchase price (if any) paid or payable by MO2 in accordance with section 4 of the KKR SPV Share Agreement.

KKR SPV Share Acquisition Price means the aggregate of (i) US$80,000,000 and (ii) the amount of US$[ * ] paid by MO2 to the KKR SPV Vendor in accordance with section 3.3 of the KKR SPV Share Agreement, being the purchase price for the KKR SPV Share.

KKR SPV Share Agreement means the share purchase agreement dated 26 August 2015 between MO2 and Brilliant China Healthcare Investment Limited (formerly known as KKR China Healthcare Investment Limited) (‘KKR SPV Vendor’) whereby MO2 agreed to purchase, and the KKR SPV Vendor agreed to sell, the KKR SPV Share.

Option Exercise Notes means the Notes (or any part thereof) in such principal amount to be purchased by the Grantee and/ or its nominee(s) as specified in the Call Notice on the exercise of the Call Option by the Grantee.

Option Exercise Shares means the number of Underlying CCBC Shares to be purchased by the Grantee and/or its nominee(s) as specified in the Call Notice on the exercise of the Call Option by the Grantee.

Option Period means the 12-month period from the date of this Deed.

Hong Kong means Hong Kong Special Administrative Region of the People’s Republic of China.

Transfer means sell, assign, transfer, convey or otherwise dispose of any legal or beneficial interest in the Notes or the Underlying CCBC Shares.

1.2                            Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.3                            In this Deed, unless the context otherwise requires:

(a)                              references to clauses are to be construed as references to the clauses of this Deed;

(b)                              a reference to document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(c)                               words importing one gender shall be treated as importing any gender; words importing individuals shall be treated as importing corporations and vice versa; words importing the singular shall be treated as importing the plural and vice versa; and words importing the whole shall be treated as including a reference to any part thereof;

(d)                              references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality.  References to a company shall be construed so as to include any company, corporation, or other body corporate wherever and however incorporated or established;

(e)                               references to the word include or including (or any similar term) are not to be construed as implying any limitation and general words introduced by the word other (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(f)                                a provision of law is a reference to that provision as amended or re-enacted.

2.             Call Option

2.1                            The Grantor grants to the Grantee the right (but not the obligation), by giving a Call Notice, to require the Grantor or its nominee(s) to sell to the Grantee (or its nominee(s) as it may direct) any part or all of the Notes and/or (where applicable) any or all of the Underlying CCBC Shares for a consideration equivalent to the aggregate of (i) KKR SPV Share Acquisition Price and (ii) the KKR Additional Payment (if any), such option to be exercisable by the Grantee at any time during the Option Period (‘Call Option’).

2.2                            No premium or consideration shall be payable by the Grantee for granting of the Call Option by the Grantor.

2.3                            To exercise the Call Option, the Grantee must give the Grantor an irrevocable notice, in substantially the form attached hereto as Exhibit A (‘Call Notice’) within the Option Period.

2.4                            If the Grantee exercises the Call Option, the parties shall Complete within ninety (90) days after the date of the Call Notice (or such longer period as the Grantee may determine at its sole discretion), and, at Completion:

(a)                              the Grantee shall (i) pay or shall procure its nominee(s) to pay the Grantor the Exercise Price in respect of the Option Exercise Notes and/or Option Exercise Shares (as applicable) and (ii) deliver an instrument in an agreed form undertaking to the KKR SPV Vendor to make the KKR Additional Payment as required under section 4 of the KKR SPV Share Agreement, on the same terms as applicable to MO2; and

(b)                              the Grantor shall give the Grantee:

(i)                                  new notes in respect of the Option Exercise Notes (substantially in the form of the Notes) and/or new share certificates in respect of the Option Exercise Shares issued or reissued by CCBC to the Grantee (or its nominee(s) as it may direct) as holder pursuant to the terms of the Notes and/or the articles of association of CCBC (as the case may be), free and clear of any Encumbrances;

(ii)                             where applicable, duly executed instruments of transfer in favour of the Grantee (or its nominee(s)) in respect of the Option Exercise Notes and/or the Option Exercise Shares; and

(iii)                          deliver all such necessary forms of transfer or other instructions duly executed in favour of or to the order of the Grantee or its nominee(s); and

(c)                               where applicable, the Grantee shall pay all stamp duty and other transaction levies, if any, in respect of the transfer of the Option Exercise Notes and/or Option Exercise Shares from the Grantor to the Grantee or its nominee(s).

3.             Warranties

The Grantor represents and warrants that:

(a)                              it is the sole legal and beneficial owner of the Notes and (where applicable) the Underlying CCBC Shares; and

(b)                              the Notes and (where applicable) the Underlying CCBC Shares will be free from Encumbrances at Completion.

4.             Undertaking

The Grantor undertakes not to Transfer or convert during the Option Period any part of the Notes or (where applicable) the Underlying CCBC Shares without the prior written consent of the Grantee.

5.             Notices and other communications

5.1                               Each notice, demand or other communication (‘Notice’) to be given or made under this Deed shall be in writing and hand delivered or sent by post, or by facsimile transmission to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) Business Days’ prior written notice specified to the other party):-

To Grantor:	Address	:	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong
	Fax Number	:	(852) 3605 8188
	Attention	:	Kam Yuen

To Grantee:	Address	:	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong
	Fax Number	:	(852) 3605 8188
	Attention	:	Jackie Leong

5.2                            A Notice given in accordance with clause 5.1 takes effect when received (or at a later time specified in it), and is taken to be received:

(a)                              if hand delivered, on delivery when left at the address notified pursuant to clause 5.1;

(b)                              if sent by post, the second (2nd) Business Day after the date of posting, or the seventh (7th) Business Day after the date of posting if posted to or from outside Hong Kong;

(c)                               if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire notice unless, within eight (8) business hours after the transmission, the recipient informs the sender that it has not received the entire notice, but if the delivery or transmission under paragraph (a) or (c) is not on a Business Day or after 5:00 p.m. on a Business Day, the notice is taken to be received at 9:00 a.m. on the Business Day after that delivery, receipt or transmission.

6.             Miscellaneous

6.1                            This Deed may be altered only in writing signed by both parties.

6.2                            A party may only assign this Deed or a right under this Deed with the prior written consent of the other party.

6.3                            This Deed may be executed in counterparts.  All executed counterparts constitute one document.

6.4                            This Deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

6.5                            A term or part of a term of this Deed that is illegal or unenforceable may be severed from this Deed and the remaining terms or parts of the term of this Deed continue in force.

6.6                            A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy.  A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy.  A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

6.7                            The Grantor hereby appoints Mr. Kam Yuen of 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (Facsimile: + 852 3605 8110) as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named below (or its successor) no longer serves as agent of the Grantor for this purpose, it shall promptly appoint a successor agent and notify the Grantee in writing. The Grantor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Grantee.

6.8                            This Deed is governed by and construed in accordance with, the laws of Hong Kong and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Deed.

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Exhibit A

Call Notice

To:          EXCELLENT CHINA HEALTHCARE INVESTMENT LIMITED

[Correspondence Address]

[Date]

Re:          Exercise of Call Option

We refer to the option deed dated [•] 2015 executed by you in favour of us (the “Deed”). Terms defined in the Deed shall have the same meanings herein, unless the context requires otherwise.

Pursuant to Clause 2.3 of the Deed, we hereby give you notice of the exercise of the Call Option in respect of the Option Exercise Notes in the principal amount of [•] and/or [number] Option Exercise Shares at an aggregate Exercise Price of [•].

Completion shall take place at [•] [a.m.]/[p.m.] on [date] at [venue].

Yours faithfully,
For and on behalf of
Golden Meditech Holdings Limited

Name
[Director/Authorised representative]

IN WITNESS WHEREOF the parties hereto have duly executed this Deed the day and year first above written.

SEALED with the Common Seal of	)
EXCELLENT CHINA HEALTHCARE	)
INVESTMENT LIMITED	)
and SIGNED by	)
)
being its director(s) and/or authorised	)
representative(s))
in the presence of:-)

SIGNED by	)
for and on behalf of	)
GOLDEN MEDITECH HOLDINGS LIMITED	)
in the presence of:-)